                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                           MARSH AND McLENNAN COMPANIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

              [LOGO]

                                   1999
                                   NOTICE OF ANNUAL MEETING
                                   AND PROXY STATEMENT

     [LOGO]

Dear Marsh & McLennan Stockholder:

    You are cordially invited to attend the 1999 Annual Meeting of Stockholders of Marsh & McLennan Companies, Inc., which will be held at 10:00 a.m. on Thursday, May 20, 1999 in the auditorium on the second floor at 1221 Avenue of the Americas, New York, New York.

    The major items of business, as outlined in the following Notice of Annual Meeting of Stockholders and Proxy Statement, will be the election of seven persons to serve as Class II directors, an amendment to the Restated Certificate of Incorporation to increase the number of authorized shares of common stock, the approval of the 1999 Employee Stock Purchase Plan and the ratification of the appointment of Deloitte & Touche LLP as independent public accountants for 1999.

    Whether you plan to come to the Annual Meeting or not, your representation and vote are important and your shares should be voted. Please complete, date, sign and return the enclosed proxy card promptly.

    We look forward to seeing you at the meeting.

Very truly yours,

/s/ A.J.C. SMITH

Chairman of the Board                                             March 29, 1999

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                      AND
                                PROXY STATEMENT
                                       OF
                        MARSH & MCLENNAN COMPANIES, INC.
                          1166 AVENUE OF THE AMERICAS
                         NEW YORK, NEW YORK 10036-2774

    The Annual Meeting of Stockholders of Marsh & McLennan Companies, Inc., a Delaware corporation ("MMC"), will be held on Thursday, May 20, 1999 at 10:00 a.m. (local time) in the second floor auditorium at 1221 Avenue of the Americas, New York, New York for the following purposes:

        (1) To elect seven persons to serve as Class II directors;

        (2) To adopt an amendment to MMC's Restated Certificate of Incorporation increasing the number of authorized shares of common stock;

        (3) To approve the Marsh & McLennan Companies 1999 Employee Stock Purchase Plan;

        (4) To ratify the appointment of Deloitte & Touche LLP as independent public accountants for MMC for its fiscal year ending December 31, 1999; and

        (5) To transact such other business as may properly be brought before the meeting.

    Only stockholders of record at the close of business on March 24, 1999 are entitled to vote at the Annual Meeting or any adjournment thereof. As of that date, 256,478,034 shares of common stock were outstanding and entitled to one vote each on all matters submitted to stockholders. A list of stockholders will be available for inspection for at least ten days prior to the Annual Meeting at the principal executive offices of MMC at 1166 Avenue of the Americas, New York, New York.

    This proxy solicitation material is being mailed on or about March 31, 1999 to stockholders as of the record date with a copy of MMC's 1998 Annual Report to Stockholders, which includes financial statements for the period ended December 31, 1998.

    The matters to be acted upon are described in this Notice of Annual Meeting of Stockholders and Proxy Statement. Proxies will be voted at the Annual Meeting, or at any adjournment thereof, at which a quorum is present, in accordance with the directions on the proxy card. The holders of a majority of MMC's common stock outstanding and entitled to vote who are present either in person or represented by proxy constitute a quorum for the Annual Meeting.

    Unless otherwise directed in the proxy, the persons named therein will vote FOR the election of the director nominees listed below, FOR the adoption of the amendment to the Restated Certificate of Incorporation increasing the number of authorized shares of common stock, FOR the approval of the 1999 Employee Stock Purchase Plan and FOR the ratification of the appointment of Deloitte & Touche LLP as MMC's independent public accountants for its fiscal year ending December 31, 1999.

    Directors are elected by a plurality of the votes cast. "Plurality" means that the individuals who receive the largest number of votes cast FOR are elected as directors up to the maximum number of directors to be chosen at the Annual Meeting. Consequently, any shares not voted FOR a particular director (whether as a result of a direction to withhold or a broker nonvote) will not be counted in such director's favor. A broker nonvote is a proxy submitted by a broker in which the broker fails to vote on behalf of a client on a particular matter for lack of instruction when such instruction is required by the New York Stock Exchange.

    Adoption of the proposal to amend the Restated Certificate of Incorporation requires the affirmative vote of a majority of the outstanding shares of MMC's common stock. Accordingly, abstentions and broker nonvotes will have the effect of a negative vote on the proposal.

    All other matters to be acted on at the Annual Meeting require the affirmative vote of a majority of the shares present and entitled to vote at the meeting to constitute the action of the stockholders. In accordance with Delaware law, abstentions will, while broker nonvotes will not, be treated as present and entitled to vote for purposes of the preceding sentence.

    As of the date hereof, the Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting. If other business shall properly come before the Annual Meeting, including any proposal submitted by a stockholder which was omitted from this Proxy Statement in accordance with applicable provisions of the federal securities laws, the persons named in the proxy will vote according to their best judgment.

                                   DIRECTORS

    The Board of Directors is divided into three classes. The regular terms of office for the Class II, Class III and Class I directors expire at the 1999, 2000 and 2001 annual meetings of stockholders, respectively. Seven persons are to be elected at the Annual Meeting to hold office as Class II directors for a term of three years and until their respective successors are elected and qualified. The remaining Class I and Class III directors will not be elected at the Annual Meeting as their respective terms will continue.

    Each director has served as a director of MMC since the year indicated. Mr. Richard H. Blum, a Class I director, retired from the Board in January 1999. Mr. George Putnam, a Class I director, is retiring from the Board at the Annual Meeting.

    It is intended that shares represented by the proxies will be voted for the election of all of the Class II nominees listed below. In the unexpected event that any nominee should become unavailable to serve as a director prior to the Annual Meeting for any reason, the persons designated as proxies reserve full discretion to cast their votes for another person whom the Board of Directors of MMC might designate in substitution.

                        NOMINEES FOR CLASS II DIRECTORS
                            (TERMS EXPIRING IN 2002)

                   JEFFREY W. GREENBERG                    DIRECTOR SINCE 1996
     [PICTURE]     Mr. Greenberg, age 47, became President of MMC in January, 1999 and has been the Chairman of Marsh & McLennan Capital, Inc., a subsidiary of MMC, since 1996. From 1978 to 1995, he was employed by
                   American International Group, Inc., including serving from 1991 as executive vice president with responsibility for its domestic brokerage group. Mr. Greenberg is a director of ACE Limited and a trustee of Brown University, the Spence School in New York City and
                   New York Presbyterian Hospital.

                   STEPHEN R. HARDIS**                      DIRECTOR SINCE 1998
     [PICTURE]     Mr. Hardis, age 63, is Chairman and Chief Executive Officer of Eaton
                   Corporation which he joined in 1979. Mr. Hardis is a director of
                   KeyCorp, Lexmark International Corporation, Nordson Corporation, and
                   Progressive Corporation and a trustee of the Cleveland Clinic.

                   THE RT. HON. LORD LANG OF MONKTON**     DIRECTOR SINCE 1997
     [PICTURE]     Lord Lang, age 58, is a citizen of the United Kingdom and was a member of the British Parliament from 1979 to 1997, serving in the cabinet as Secretary of State for Scotland from 1990 to 1995 and as
                   President of the Board of Trade and Secretary of State for Trade and
                   Industry from 1995 to 1997. Lord Lang was appointed to the Queen's
                   Privy Council in 1990. He is deputy chairman of European Telecom plc, chairman of Murray Ventures Investment Trust plc and a non-executive director of Lithgows Ltd., CGU plc and Second Scottish
                   National Trust plc.

                   JOHN D. ONG**                             DIRECTOR SINCE 1998
     [PICTURE]     Mr. Ong, age 65, is Chairman Emeritus of The BFGoodrich Company. He
                   retired as Chairman of The BFGoodrich Company in July, 1997, after more than 36 years of service, including as Chairman and Chief
                   Executive Officer from July, 1979 until December, 1996. He is also a director of Ameritech Corporation, ASARCO Inc., Cooper Industries,
                   The Geon Company and TRW Inc. Mr. Ong is a trustee of the University of Chicago and the John S. and James L. Knight Foundation and is
                   Chairman of the Board of the Musical Arts Association (Cleveland
                   Orchestra). He is a former Chairman of The Business Roundtable.

                   SAXON RILEY                               DIRECTOR SINCE 1998
     [PICTURE]     Mr. Riley, age 60, served as Chairman of Sedgwick Group plc since
                   March 1997 and as its Chief Executive from 1992 until 1997. Sedgwick was acquired by MMC in 1998. Mr. Riley became Chairman of Sedgwick
                   Brokering Service Limited on its formation in 1989. In 1990 he was appointed a Vice-Chairman of Sedgwick and in January 1992 Group
                   Managing Director with responsibility for the group's insurance, reinsurance broking, and risk services activities worldwide.

                   ADELE SMITH SIMMONS* **                DIRECTOR SINCE 1978
     [PICTURE]     Mrs. Simmons, age 57, has been President of the John D. and
                   Catherine T. MacArthur Foundation since 1989. She is a director of the Synergos Institute and the Union of Concerned Scientists and a
                   member of the Council on Foreign Relations.

                   A. J. C. SMITH*                              DIRECTOR SINCE 1977
     [PICTURE]     Mr. Smith, age 64, has been Chairman of the Board and Chief
                   Executive Officer of MMC since 1992. He served as President from
                   1986 to 1992. He joined William M. Mercer Limited, a Canadian subsidiary of MMC, in 1961. Mr. Smith is a trustee of the various mutual funds managed by Putnam Investment Management, Inc., a subsidiary of MMC. He is also Vice Chairman of the Central Park
                   Conservancy, a member of the Board of Trustees of The Carnegie Hall
                   Society, Inc. and the Educational Broadcasting Corporation in New
                   York City and a member of the Board of Overseers of the Joan and
                   Sanford I. Weill Graduate School of Medical Sciences of Cornell
                   University.

                         CONTINUING CLASS III DIRECTORS
                            (TERMS EXPIRING IN 2000)

                   PETER COSTER                             DIRECTOR SINCE 1988
     [PICTURE]     Mr. Coster, age 59, is President of Mercer Consulting Group, Inc., a
                   subsidiary of MMC. He joined Mercer in 1984 upon its acquisition of a U.K. benefits consulting firm that Mr. Coster had joined in 1962.

                   GWENDOLYN S. KING**                     DIRECTOR SINCE 1998
     [PICTURE]     Ms. King, age 57, was senior vice president, Corporate and Public
                   Affairs at Peco Energy from 1992 until her retirement in February,
                   1998. From 1989 to 1992, she served as commissioner of the Social
                   Security Administration in the U.S. Department of Health and Human
                   Services. Ms. King is a director of Lockheed Martin Corporation,
                   Monsanto Company, Fox Chase Cancer Center and the National Adoption
                   Center.

                   LAWRENCE J. LASSER                       DIRECTOR SINCE 1987
     [PICTURE]     Mr. Lasser, age 56, is President and Chief Executive Officer of
                   Putnam Investments, Inc., a subsidiary of MMC. He joined Putnam in
                   1969. Mr. Lasser is a trustee of the various mutual funds managed by
                   Putnam Investment Management, Inc., a subsidiary of MMC. He is a member of the Board of Governors and Executive Committee of the
                   Investment Company Institute, a member of the Board of Trustees of the Museum of Fine Arts (Boston), a Trustee of Beth Israel/Deaconess
                   Medical Center in Boston, a Trustee of the Vineyard Open Land
                   Foundation, a member of the Council on Foreign Relations, and a member of the Board of Directors of the United Way of Massachusetts
                   Bay.

                   DAVID A. OLSEN                            DIRECTOR SINCE 1997
     [PICTURE]     Mr. Olsen, age 61, served as Vice Chairman of MMC from May 1997 until December 1997. Prior to MMC's business combination with
                   Johnson & Higgins, he was Chairman and Chief Executive Officer of
                   Johnson & Higgins, which he joined in 1966. Mr. Olsen is a member of the Board of Trustees of Bowdoin College, and an honorary director of the New York City Partnership. He is also a member of the boards of U.S. Trust Corporation, Sharon (Connecticut) Hospital and India
                   House, and he serves as Co-Chairman of New York's South Street
                   Seaport Museum and Co-Chairman of its Development and Executive
                   Committees.

                   JOHN T. SINNOTT                           DIRECTOR SINCE 1992
     [PICTURE]     Mr. Sinnott, age 59, became Chairman and Chief Executive Officer of
                   Marsh Inc., a subsidiary of MMC, in 1999. Mr. Sinnott has held various executive positions with MMC including most recently as Vice
                   Chairman and Chief Executive Officer of J&H Marsh & McLennan, Inc.,
                   and prior to that as President and Chief Executive Officer of Marsh
                   & McLennan, Incorporated. He joined Marsh & McLennan, Incorporated in 1963. Mr. Sinnott is a trustee of the Insurance Institute of
                   America.

                   FRANK J. TASCO* **                         DIRECTOR SINCE 1979
     [PICTURE]     Mr. Tasco, age 71, retired in 1992 as Chairman of the Board and
                   Chief Executive Officer of MMC, a position he had held since 1986.
                   From December 1993 to December 1994, he served as Chairman of
                   Borden, Inc. Mr. Tasco is Chairman of Angram, Inc. and a director of
                   Travelers Property & Casualty Corp.

                   W.R.P. WHITE-COOPER                       DIRECTOR SINCE 1998
     [PICTURE]     Mr. White-Cooper, age 55, became Chairman and Chief Executive of operations encompassing Europe, the Middle East, Africa,
                   Asia-Pacific and Japanese Practices for Marsh Inc. in 1999. He
                   previously served as the Chief Executive of Sedgwick Group, plc since March 1997. Sedgwick was acquired by MMC in 1998. Since his transfer to the UK from South Africa in 1982, Mr. White-Cooper held various executive positions involving Sedgwick's UK retail and consulting business, Sedgwick's operations in Europe and Asia
                   Pacific and more recently Sedgwick Noble Lowndes, the worldwide employee benefits and healthcare consulting business of Sedgwick.
                   Mr. White-Cooper is a Fellow of the Chartered Insurance Institute, a
                   past president of the Insurance Institute of London and a member of its Council.

                          CONTINUING CLASS I DIRECTORS
                            (TERMS EXPIRING IN 2001)

                   NORMAN BARHAM                          DIRECTOR SINCE 1997
     [PICTURE]     Mr. Barham, age 57, became Vice Chairman of Marsh Inc., a subsidiary of MMC, in 1999. He previously served as Vice Chairman of J&H Marsh
                   & McLennan, Inc. following MMC's business combination with Johnson &
                   Higgins in 1997. Mr. Barham joined Johnson & Higgins in 1975 and was selected to lead the Johnson & Higgins Global Business Group in
                   1992. He was elected an Executive Vice President of Johnson &
                   Higgins in 1995 and President in 1996. Mr. Barham is a trustee of
                   The College of Insurance and Queens College, as well as a member of the board of New York City Outward Bound.

                   LEWIS W. BERNARD* ***                    DIRECTOR SINCE 1992
     [PICTURE]     Mr. Bernard, age 57, is Chairman of Classroom, Inc., a non-profit educational corporation. He retired in 1991 from Morgan Stanley &
                   Co., Inc. where for almost 30 years he held numerous positions, including that of chief administrative and financial officer. Mr.
                   Bernard is a trustee or director of the American Museum of Natural
                   History, The Commonwealth Fund, the Harvard Management Company, the
                   John and Mary R. Markle Foundation and the J. Paul Getty Trust.

                   FRANK J. BORELLI                          DIRECTOR SINCE 1988
     [PICTURE]     Mr. Borelli, age 63, has been Senior Vice President and Chief
                   Financial Officer of MMC since 1984. He is a director of The
                   Interpublic Group of Companies, Inc. and United Water Resources,
                   Inc. Mr. Borelli is a past national chairman and a director of the
                   Financial Executives Institute. He is also Vice Chairman of the New
                   York City Chapter of the National Multiple Sclerosis Society, the
                   Nyack Hospital and the Private Sector Council and a director of the
                   New York City Public/Private Initiatives, Inc.

                   ROBERT F. ERBURU***                      DIRECTOR SINCE 1996
     [PICTURE]     Mr. Erburu, age 68, retired as Chairman of the Board of The Times
                   Mirror Company, a Los Angeles-based news and information company, on
                   January 1, 1996, a position he had held since 1986. Mr. Erburu served as Chief Executive Officer of The Times Mirror Company from
                   1981 to 1995. Mr. Erburu is a director of Cox Communications, Inc.
                   He is Chairman of the Boards of the Skirball Institute of American
                   Values, The Huntington Library, Art Collections and Botanical
                   Gardens, the J. Paul Getty Trust, the Pacific Council on
                   International Policy and the Board of Councilors of the College of
                   Letters, Arts and Science of the University of Southern California.
                   He is also a trustee of the National Gallery of Art, The Flora and
                   William Hewlett Foundation and the Ahmanson Foundation. Mr. Erburu
                   is also a graduate member of the Business Council.

                   RAY J. GROVES* ***                         DIRECTOR SINCE 1994
     [PICTURE]     Mr. Groves, age 63, is Chairman of Legg Mason Merchant Banking, Inc.
                   He retired in 1994 from Ernst & Young where he had held numerous positions for 37 years, including the last 17 years as Chairman and
                   Chief Executive Officer. He is a director of Allegheny Teledyne
                   Incorporated, American Water Works Company, Inc., Consolidated
                   Natural Gas Company, Electronic Data Systems Corporation, LAI
                   Worldwide, Inc. and RJR Nabisco, Inc. Mr. Groves is a member of the
                   Board of Trustees of the New York Public Policy Institute. He is
                   also a managing director, treasurer and secretary of the
                   Metropolitan Opera Association and Vice Chairman of The Ohio State
                   University Foundation.

------------------------

*   Member of the Executive Committee, of which Mr. Smith is Chairman.

** Member of the Audit Committee, of which The Rt. Hon. Lord Lang of Monkton is Chairman.

*** Member of the Compensation Committee, of which Mr. Bernard is Chairman.

BOARD COMMITTEES AND MEETINGS

    The Executive Committee has all the powers of the Board of Directors, when it is not in session, in the management of the business and affairs of MMC, except as otherwise provided in MMC's by-laws or in resolutions of the Board of Directors and under applicable law. The Executive Committee held one meeting during 1998.

    The Audit Committee submits recommendations to the Board of Directors with respect to the selection of MMC's independent public accountants and on any other matters it deems appropriate. It reviews the annual financial statements of MMC with MMC's independent public accountants, the practices and procedures adopted by MMC in the preparation of such statements, and the independent public accountants' annual scope of audit. The Audit Committee is required to meet at least annually with such accountants and at any time when considered appropriate by the Audit Committee or such accountants. The Audit Committee held six meetings during 1998.

    The Compensation Committee determines the compensation of MMC's Chief Executive Officer, approves the compensation of other senior executives of MMC and approves the retention by MMC of consultants, as may be required, on matters relating to the compensation of the Chief Executive Officer and senior executives of MMC. In addition, the Compensation Committee oversees general compensation policies and practices and administers MMC's stock-based award plans. Pursuant to MMC's by-laws, no member of the Compensation Committee may be an employee of MMC or be eligible to receive grants under any plan that the Compensation Committee administers other than grants that are part of the usual compensation of directors. The Compensation Committee held five meetings during 1998.

    The Board of Directors conducted seven meetings during 1998. The average attendance by directors at the meetings of the Board of Directors and committees thereof was 92.4% and all directors attended at least 75% of the meetings of the Board of Directors and committees on which they served.

DIRECTORS' COMPENSATION

    As compensation for their services, Messrs. Bernard, Erburu, Groves, Hardis, Lang, Olsen, Ong, Putnam and Tasco, and Ms. King and Mrs. Simmons, each receive a basic retainer of $40,000 per year and an annual grant of 900 shares of MMC stock (the "Annual Stock Grant"). These directors also receive a fee of $1,000, and reimbursement of related expenses for each meeting of the Board of Directors or a committee thereof they attend. The chairman of each committee (other than Mr. Smith as Chairman of the Executive Committee) receives an additional retainer of $5,000 per year; other members of committees receive an additional retainer of $2,000 per year. Directors who are also employees of MMC or its subsidiaries receive no specific compensation for their services as directors or members of any committee.

    Under the terms of MMC's Directors Stock Compensation Plan, the directors receive twenty-five percent of the basic retainer in shares of MMC stock at the fair market value thereof, as well as their Annual Stock Grant on each June 1. The balance of their compensation (including attendance fees and committee retainers) is paid in shares of MMC stock or cash as the director elects. The directors may defer receipt of all or a portion of their compensation to be paid in shares until the year following either their date of retirement from the Board or a specified earlier date.

EMPLOYMENT AGREEMENTS

    During 1998 and until January 21, 1999, Marsh & McLennan Capital, Inc. ("MMCAP"), a wholly-owned subsidiary of MMC, had an employment agreement with Mr. Jeffrey W. Greenberg, its Chairman (the "Greenberg Agreement"). MMC had certain obligations and had guaranteed MMCAP's obligations under this agreement. On January 21, 1999, Mr. Greenberg was elected President of MMC and it was announced that he will succeed Mr. Smith as Chief Executive Officer by the end of 1999. The Greenberg Agreement was terminated as of that date, as described below.

    Under the Greenberg Agreement, which by its terms was to expire in the year 2000, Mr. Greenberg was to receive an annual salary of at least $750,000 per year and was eligible to participate in MMC's Senior Management Incentive Compensation Plan. He also was entitled to receive annual awards of restricted stock or restricted stock units of MMC with an aggregate value equal to 65% of his salary and options to acquire additional shares of MMC stock. If his employment was terminated (other than for cause or disability) or if he terminated his employment for "Good Reason", as described in the Greenberg Agreement, Mr. Greenberg was entitled to receive for a period of two years after the termination of employment his base salary, bonuses (at the annual rate of not less than $750,000), and continuation of benefits during such period; his unvested stock awards would vest and the Trident Performance Payment would remain payable. It was also provided that he would be entitled to enhanced compensation in respect of excise tax in the event of certain terminations of employment upon a change in control of MMC (as described in footnote 2 to the "Summary Compensation Table" below) or of MMCAP.

    In addition, Mr. Greenberg may receive certain contingent performance payments based on the extent of MMC's investment return and fees from originating, structuring and managing certain insurance and related industry investments, including MMC's investment in The Trident Partnership, L.P. and its anticipated investment in a successor Trident partnership. As of December 31, 1998, Mr. Greenberg's estimated interest in such contingent payments aggregated approximately $3.0 million, subject to realization of such returns and fees and possible future adjustments. As of January 21, 1999, the accrual to Mr. Greenberg of additional rights to contingent performance payments other than in respect of MMC's investment in the Trident partnerships also terminated. Mr. Greenberg will retain rights described in this and the preceding paragraph in the event of certain terminations of his employment upon a change in control of MMC prior to his succeeding Mr. Smith as Chief Executive Officer of MMC.

    Putnam Investments, Inc. ("Putnam"), a subsidiary of MMC, has an employment agreement with Mr. Lawrence J. Lasser, its President and Chief Executive Officer (the "Lasser Agreement") dated December 31, 1997 and which expires on December 31, 2001. MMC has certain obligations and has guaranteed Putnam's obligations under the Lasser Agreement. MMC has also agreed to use its best efforts to include Mr. Lasser on the management slate of nominees for directors when his current term expires at the year 2000 annual meeting.

    Under the Lasser Agreement, Mr. Lasser receives an annual salary of $1,000,000 and is eligible for annual bonuses under MMC's Senior Management Incentive Compensation Plan, a portion of which may be paid in the form of restricted stock units of Putnam ("Putnam restricted stock units") relating to Class B Common Stock of Putnam ("Class B Shares"). Mr. Lasser is also entitled to awards of Putnam restricted stock units and options ("Putnam options") to acquire Class B Shares of Putnam in the first quarters of 1999 and 2000 in amounts to be determined by the Compensation Committee.

    In addition, Mr. Lasser will receive, on or after November 1, 2002, a special retirement benefit in consideration for a non-competition covenant and post-employment consulting arrangement. The estimated present equivalent of this benefit, $15,000,000, is deemed invested, from December 31, 1997 in various Putnam funds. Mr. Lasser will receive the special retirement benefit except in the case of termination for cause. Mr. Lasser may elect to be paid in a lump sum, installments or as a lifetime annuity.

    In the event of Mr. Lasser's death or disability, he or his estate will receive his base salary and annual bonus for the remainder of that year. If Mr. Lasser's employment is terminated by Putnam or MMC without cause or if he terminates his employment for "Good Cause", Mr. Lasser will receive a payment equal to his base salary and annual bonus for the balance of the term of the Lasser Agreement.

    The Lasser Agreement contains various provisions relating to vesting of Putnam restricted stock units, Putnam options, MMC restricted stock units and MMC options in the event that Mr. Lasser's employment is terminated due to death, disability, by MMC or Putnam without cause, or by Mr. Lasser for Good Cause.

    If any payments under the Lasser Agreement attributable to (i) the Putnam options to acquire 175,000 Class B Shares granted on December 31, 1997, (ii) the 150,000 Putnam restricted stock units vesting on December 31, 2001, (iii) the options to acquire MMC stock or (iv) the restricted stock units of MMC are subject to the excise tax imposed under the Federal tax laws, MMC will increase the payment to Mr. Lasser as necessary to restore him to the same after-tax position had the excise tax not been imposed.

    "Good Cause" is defined in the Lasser Agreement generally to include (a) an uncured breach by Putnam or MMC of a material term of the Lasser Agreement; (b) a relocation of Putnam's executive offices or a reassignment of Mr. Lasser to a location outside of the Boston area; (c) the failure to pay Mr. Lasser a minimum annual bonus equal to the sum of (1) a cash amount equal to two times the average annual cash bonus received under the Putnam Partners Incentive Compensation Plan by the three participants who received the highest such bonus with respect to such year, plus (2) the total fair market value of the Putnam restricted stock units which relate to such year's annual bonus; (d) failure to grant additional Putnam options in 1999 and 2000 with respect to, in the aggregate, 105,000 or more Class B Shares or failure to grant additional Putnam restricted stock units in 1999 and 2000 with respect to, in the aggregate, 105,000 or more Class B Shares; (e) a change in control of MMC (as described in footnote 2 to the "Summary Compensation Table" below); or (f) a change in control of Putnam (defined to mean that MMC no longer owns more than 50% of Putnam).

                               SECURITY OWNERSHIP

    The following table reflects as of February 26, 1999 (except with respect to interests in MMC's Stock Investment Plan and Stock Investment Supplemental Plan, which are as of December 31, 1998) the number of shares of common stock which each director and each named executive officer has reported as owning beneficially or otherwise having a pecuniary interest in, and which all directors and executive officers of MMC have reported as owning beneficially as a group.

                                                                 AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP(1)
                                                                -----------------------------------------------
                                                                               OTHER
                                                                   SOLE        THAN
                                                                  VOTING    SOLE VOTING  SUBJECT TO
                                                                   AND          AND      EXERCISABLE
                                                                INVESTMENT  INVESTMENT     STOCK
NAME                                                              POWER      POWER(2)     OPTIONS      TOTAL
--------------------------------------------------------------  ----------  -----------  ----------  ----------
Norman Barham.................................................     283,476      17,720        9,375     310,571
Lewis W. Bernard..............................................       3,000      18,956            0      21,956
Frank J. Borelli..............................................     122,511     173,753      264,375     560,639
Peter Coster..................................................      17,451     119,584      240,000     377,035
Robert F. Erburu..............................................           0      11,552            0      11,552
Jeffrey W. Greenberg..........................................      11,560      88,900      202,500     302,960
Ray J. Groves.................................................       1,647      15,795            0      17,442
Stephen R. Hardis.............................................       1,000         126            0       1,126
Gwendolyn S. King.............................................           0         225            0         225
Lord Lang.....................................................       1,069           0            0       1,069
Lawrence J. Lasser............................................           0     322,380      123,750     446,130
David A. Olsen................................................     295,269     200,577            0     495,846
John D. Ong...................................................           0       1,418            0       1,418
George Putnam.................................................     440,994      97,310            0     538,304
Saxon Riley...................................................           0           0        3,941       3,941
Adele Smith Simmons...........................................     154,318     161,619            0     315,937
John T. Sinnott...............................................      37,839     184,555      258,750     481,144
A.J.C. Smith..................................................     321,398     443,160      840,000   1,604,558
Frank J. Tasco................................................     265,138     128,172      240,000     633,310
W.R.P. White-Cooper...........................................           0      17,506        6,570      24,076
All directors and executive officers as a group, including the
  above (22 individuals)......................................   2,013,258   2,122,167    2,433,761   6,569,186

------------------------

(1) As of February 26, 1999, no director or named executive officer beneficially owned more than 1% of the outstanding common stock, and all directors and executive officers as a group beneficially owned approximately 2.14% of the outstanding common stock.

(2) Includes the number of shares of common stock: (i) that are held in the form of shares of restricted stock that may in the future vest to such individuals; (ii) that are held indirectly for the benefit of such individuals or jointly, or directly or indirectly for certain members of such individuals' families, with respect to which beneficial ownership in certain cases may be disclaimed; (iii) that represent such individuals' interests in MMC's Stock Investment Plan; and (iv) that are subject to issuance in the future with respect to the Directors Stock Compensation Plan, cash bonus deferral plans, the Stock Investment Supplemental Plan or restricted stock units in the following aggregate amounts: Mr. Barham, 6,121 shares, Mr. Bernard, 18,956 shares, Mr. Borelli, 72,819 shares, Mr. Coster, 32,956 shares, Mr. Erburu, 11,552 shares, Mr. Greenberg, 65,086 shares, Mr. Groves, 15,795 shares, Mr. Hardis, 126 shares, Ms. King, 25 shares, Mr. Lasser, 209,839 shares, Mr. Ong 1,418 shares, Mr. Putnam, 28,310 shares, Mrs. Simmons, 8,504 shares, Mr. Sinnott, 69,408 shares, Mr. Smith, 392,302 shares, Mr. Tasco, 18,696 shares, Mr. White-Cooper, 17,506 shares and all directors and executive officers as a group, 996,167 shares.

    The following table reflects the number of shares of common stock beneficially owned by persons known to MMC to own more than 5% of the outstanding shares:

                                                                    AMOUNT                PERCENT OF
                                                                 BENEFICIALLY      COMMON STOCK OUTSTANDING
NAME AND ADDRESS                                                    OWNED            AT DECEMBER 31, 1998
------------------------------------------------------------  ------------------  ---------------------------
Wellington Management Company, LLP(1).......................       17,790,837                  6.92%
75 State Street
Boston, MA 02109

------------------------

(1) Based upon the number of shares listed in a Schedule 13G filed with the Securities and Exchange Commission by Wellington Management Company, LLP on February 9, 1999.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

    The following table sets forth cash and other compensation paid or accrued for services rendered in 1998, 1997 and 1996 to the Chief Executive Officer and each of the other four most highly compensated executive officers of MMC whose cash compensation exceeded $100,000. All grants or awards of MMC common stock or stock units (including the common stock underlying options) prior to June 26, 1998 and June 27, 1997 have been adjusted to give effect to MMC's three for two stock split and two for one stock split on those dates, respectively.

                                                        ANNUAL COMPENSATION              LONG TERM COMPENSATION
                                                -----------------------------------    ---------------------------
                                                                          OTHER        RESTRICTED      SECURITIES
                                                                          ANNUAL          STOCK        UNDERLYING     ALL OTHER
                                                                       COMPENSATION      AWARDS         OPTIONS      COMPENSATION
NAME AND PRINCIPAL POSITION               YEAR  SALARY($)   BONUS($)      ($)(1)         ($)(2)           (#)           ($)(3)
----------------------------------------  ----  ---------  ----------  ------------    -----------    ------------   ------------
A.J.C. Smith............................  1998  1,200,000   1,500,000     --             3,795,930      300,000         68,400
Chairman and Chief Executive Officer      1997  1,200,000   1,000,000    133,519         2,056,721      300,000         48,000
  Marsh & McLennan   Companies, Inc.      1996  1,200,000     850,000    375,420         1,687,766      150,000         48,000

Jeffrey W. Greenberg....................  1998    850,000     900,000     --               782,788       60,000         34,835
  President                               1997    787,500     775,000     --               702,876       60,000         30,517
  Marsh & McLennan   Companies, Inc.      1996    862,500     600,000     --                43,791       60,000          7,500

Lawrence J. Lasser......................  1998  1,000,000  17,000,000     --               --            --            150,000
  President                               1997    870,000  12,000,000     --             7,758,700      210,000        130,500
  Putnam Investments, Inc.                1996    870,000   9,500,000     --            14,394,000(4)   325,000(5)     130,500
                                                                                           389,756       60,000

Peter Coster............................  1998    775,000     600,000    198,993           710,000       45,000         44,175
  President                               1997    700,000     480,000    160,116           509,610       60,000         28,000
  Mercer Consulting                       1996    675,000     400,000    214,598           509,498       60,000         27,000
    Group, Inc.

John T. Sinnott.........................  1998    775,000     600,000    156,312           781,580       45,000         44,175
  Chairman                                1997    650,000     480,000     38,273           520,798       60,000         26,000
  Marsh Inc.                              1996    590,000     400,000    163,983           467,488       45,000         23,600

--------------------------

(1) Represents the amount of payments in applicable years to the affected individuals to cover tax liabilities arising from the funding of annuities under the Benefit Equalization and Supplemental Retirement Programs, which are part of MMC's United States retirement program.

(2) At December 31, 1998, each individual in the Summary Compensation Table had outstanding shares of restricted stock and restricted stock units of MMC with an aggregate value as follows: Mr. Smith, 54,109 shares and 347,926 units worth $3,161,995 and $20,331,926, respectively; Mr. Greenberg, 31,650 shares and 43,679 units worth $1,849,547 and $2,552,492, respectively; Mr. Lasser, 142,620 shares and 188,280 units worth $8,334,356 and $11,002,613, respectively; Mr. Coster, 94,080 shares and 24,582 units worth $5,497,800 and $1,436,510, respectively; and Mr. Sinnott, 77,678 shares and 47,433 units worth $4,539,308 and $2,771,866, respectively. Holders of shares of restricted stock receive the same dividends as those paid on the outstanding shares of common stock and such shares generally vest on the January 1 next following the tenth anniversary of the date of grant. Holders of restricted stock units receive dividend equivalents that are equal in value to dividends paid on the outstanding shares of common stock and such units generally vest three years from the date of grant (except with respect to the restricted stock units granted to Mr. Lasser on December 31, 1997, which vest on February 1, 2002). Vesting of shares of restricted stock and restricted stock units may be accelerated upon a change in control. "Change in Control" of MMC means generally any "person" owning securities with 50% or more of the voting power of MMC; within a two-year period (with certain exceptions) a change in directors constituting a majority of the Board of Directors; a merger or consolidation of MMC resulting in MMC stockholders not owning securities with 50% or more of the voting power of the surviving entity; or an agreement for the sale or disposition of all or substantially all of MMC's assets. Under the Special Severance Pay Plan, holders of restricted stock or awards in lieu of restricted stock with at least 10 years of service will receive payment in shares of stock upon forfeiture of their award if their employment with MMC terminates. The amount of such payment is based on years of service, with the individual receiving up to a maximum of 90% of the value of the restricted shares after 25 years of service, and is subject to execution of a non-solicitation agreement.

(3) Represents for 1998 (a) MMC matching contributions under the Stock Investment Plan of $9,500 for Mr. Smith, $6,668 for Mr. Greenberg, $9,120 for Mr. Coster and $7,489 for Mr. Sinnott, and under the Stock Investment Supplemental Plan of $58,900 for Mr. Smith, $28,167 for Mr. Greenberg, $35,055 for Mr. Coster and $36,686 for Mr. Sinnott and (b) contributions by Putnam Investments, Inc. of $24,000 to the Putnam Profit Sharing Retirement Plan and $126,000 to the Putnam Executive Deferred Compensation Plan for Mr. Lasser.

(4) Mr. Lasser received a grant of 300,000 restricted stock units with respect to Class B Shares of Putnam on December 31, 1997, including the right to dividend equivalents that are equal in value to dividends paid on the outstanding Class A Common Stock of Putnam. The Putnam restricted stock units vest with respect to 150,000 units on the fourth anniversary of the date of grant and vest with respect to 150,000 units at the rate of 25% per year beginning on December 31, 1998. Upon the happening of certain corporate events affecting Putnam or MMC, vesting of shares of restricted stock units may be accelerated.

(5) Mr. Lasser was granted Putnam options, which become exercisable 25% a year beginning one year from December 31, 1997, the date of grant. The exercise price of the Putnam options may be paid in cash or in Class B Shares of Putnam. Upon the happening of certain corporate events affecting Putnam or MMC, all Putnam options will become fully exercisable.

STOCK OPTION GRANTS IN 1998

    The following table sets forth certain information concerning options to purchase common stock of MMC granted during 1998 by MMC to the Chief Executive Officer and each of the other four most highly compensated executive officers of MMC.

                                                          INDIVIDUAL GRANTS(1)
                                          ----------------------------------------------------      POTENTIAL REALIZABLE VALUE
                                          NUMBER OF     % OF TOTAL                                  AT ASSUMED ANNUAL RATES OF
                                          SECURITIES     OPTIONS                                     STOCK PRICE APPRECIATION
                                          UNDERLYING    GRANTED TO    EXERCISE                          FOR OPTION TERM(2)
                                           OPTIONS     EMPLOYEES IN    PRICE       EXPIRATION     ------------------------------
NAME                                       GRANTED         1998        ($/SH)         DATE           5% ($)          10% ($)
----------------------------------------  ----------   ------------   --------    ------------    -------------   --------------
A.J.C. Smith............................  300,000(3)       5.0%        $60.25       3/18/08          11,367,270       28,806,895
Jeffrey W. Greenberg....................   60,000(3)       1.0%        $60.25       3/18/08           2,273,454        5,761,379
Lawrence J. Lasser......................     --           --            --           --                --               --
Peter Coster............................   45,000(3)       0.7%        $60.25       3/18/08           1,705,091        4,321,034
John T. Sinnott.........................   45,000(3)       0.7%        $60.25       3/18/08           1,705,091        4,321,034
MMC Stockholders(4).....................                                                          9,806,228,373   24,850,908,032

--------------------------

(1) The options to purchase MMC common stock described above become exercisable 25% a year beginning one year from March 19, 1998, the date of grant. The exercise price of these options may be paid in cash or in shares of common stock, including shares of restricted stock. In the event of a change in control of MMC (as described in footnote 2 to the "Summary Compensation Table" above), all stock options will become fully exercisable and vested, and any restrictions contained in the terms and conditions of the option grants shall lapse. If any payments made in connection with a change in control are subject to the excise tax imposed under the Federal tax laws, MMC will increase the option holder's payment as necessary to restore such option holder to the same after-tax position had the excise tax not been imposed.

(2) The dollar amounts are the result of calculations at the 5% and 10% growth rates set by the Securities and Exchange Commission ("SEC"); the rates are not intended to be a forecast of future stock price appreciation. A zero percent stock price growth rate will result in a zero gain for all optionees.

(3) The grant includes 6,600 incentive stock options, with the balance being granted as nonqualified stock options.

(4) The dollar amounts reflected herein are included for comparative purposes to show the gain that would be achieved by the holders of the outstanding common stock of MMC at the assumed stock price appreciation rates at the end of the 10-year term of the options granted on March 19, 1998 at an exercise price of $60.25.

AGGREGATED STOCK OPTION EXERCISES IN 1998 AND
  STOCK OPTION VALUE AT DECEMBER 31, 1998

    The following table sets forth certain information concerning stock options exercised during 1998 by the Chief Executive Officer and each of the other four most highly compensated executive officers of MMC and the number and value of specified unexercised options at December 31, 1998. The value of unexercised in-the-money stock options at December 31, 1998 shown below is presented pursuant to SEC rules and, with respect to MMC common stock, is based on the December 31, 1998 closing price on the New York Stock Exchange of $58.4375 per share and, with respect to the Putnam Class B Shares, is based on an agreed valuation methodology for determining fair market value which at December 31, 1998 was $76.97 per share. The actual amount, if any, realized upon exercise of stock options will depend upon the market price of the stock relative to the exercise price per share at the time the stock option is exercised. There is no assurance that the values of unexercised in-the-money stock options reflected in this table will be realized.

                                                                        NUMBER OF SECURITIES
                                                                       UNDERLYING UNEXERCISED          VALUE OF UNEXERCISED
                                                                             OPTIONS AT               IN-THE-MONEY OPTIONS AT
                                         SHARES                           DECEMBER 31, 1998              DECEMBER 31, 1998
                                       ACQUIRED ON      VALUE       -----------------------------   ---------------------------
                                        EXERCISE       REALIZED     EXERCISABLE    UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
NAME                                       (#)           ($)            (#)             (#)             ($)            ($)
-------------------------------------  -----------   ------------   -----------    --------------   -----------   -------------
A.J.C. Smith.........................     --             --           652,500          637,500       18,133,750     7,078,125

Jeffrey W. Greenberg.................     --             --           157,500          172,500        4,376,407     2,680,470

Lawrence J. Lasser...................    127,500      3,346,875        93,750          198,750        1,773,595     2,990,157
                                                                       81,250(1)       243,750(1)     2,598,063     7,794,188

Peter Coster.........................     90,000      2,769,375       198,750          131,250        5,415,938     1,937,813

John T. Sinnott......................     --             --           221,250          123,750       10,370,078     1,737,188

--------------------------

(1) Represents options to acquire Class B Shares of Putnam granted to Mr. Lasser on December 31, 1997. See "Employment Agreements" above.

UNITED STATES RETIREMENT PROGRAM

    MMC maintains a United States retirement program consisting of the Marsh & McLennan Companies Retirement Plan, a non-qualified Benefit Equalization Program and a non-qualified Supplemental Retirement Program.

    The following table shows the estimated annual straight-life annuity benefit payable (or in the case of those covered by the Benefit Equalization and Supplemental Retirement Programs, the before-tax equivalents of the after-tax benefits received) under these retirement programs to employees with the specified Maximum Average Salary (average salary over the 60 consecutive months of employment that produces the highest average) and specified years of service upon retirement at age 65, after giving effect to adjustments for Social Security benefits:

                                                                         YEARS OF SERVICE
                                                       -----------------------------------------------------
MAXIMUM
AVERAGE SALARY                                             5         10         20         30         40
-----------------------------------------------------  ---------  ---------  ---------  ---------  ---------
$ 600,000............................................     56,704    113,409    226,819    331,524    391,524
$ 700,000............................................     66,704    133,409    266,819    389,524    459,524
$ 800,000............................................     76,704    153,409    306,819    447,524    527,524
$ 900,000............................................     86,704    173,409    346,819    505,524    595,524
$1,000,000...........................................     96,704    193,409    386,819    563,524    663,524
$1,100,000...........................................    106,704    213,409    426,819    621,524    731,524
$1,200,000...........................................    116,704    233,409    466,819    679,524    799,524
$1,300,000...........................................    126,704    253,409    506,819    737,524    867,524
$1,400,000...........................................    136,704    273,409    546,819    795,524    935,524

    The compensation of participants used to calculate the retirement benefit consists of regular salary as disclosed in the "Salary" column of the Summary Compensation Table and excludes bonuses and other forms of compensation not regularly received. For the five individuals named above, other than Mr. Lasser who participates in the Putnam Profit Sharing and related plans and not in MMC's U.S. retirement program, the 1998 compensation used to calculate the Maximum Average Salary and the number of years of credited service are as follows: Mr. Smith, $1,200,000, 36 years; Mr. Greenberg, $850,000, 3 years; Mr. Coster, $775,000, 37 years; and Mr. Sinnott, $775,000, 36 years. Mr. Lasser is also entitled to receive a special retirement benefit in accordance with the terms of the Lasser Agreement. See "Employment Agreements" above.

                         COMPENSATION COMMITTEE REPORT

COMPENSATION PHILOSOPHY, POLICIES AND PLANS FOR EXECUTIVE OFFICERS

    MMC is a professional services firm with businesses having distinct economic characteristics, marketplaces and operating conditions. The leadership position attained over time by MMC's operating subsidiaries in their respective businesses in terms of services provided, market share, revenue, profitability and rate of growth has been earned largely through the selection, training and development of top caliber executive, managerial and professional talent. Ongoing investment in the firm's human capital has produced favorable long-term returns to MMC stockholders. Therefore, it is critical to the ongoing success of MMC that its executives continue to be among the most highly qualified and talented professionals available in their respective business segments to lead the organization in the creation of stockholder value.

    The Compensation Committee of the Board of Directors, all of whose members are disinterested outside directors, is charged by MMC's by-laws with ensuring that MMC's compensation philosophy and policies, which are intended to attract, retain and motivate highly capable and productive employees, are in MMC's best interests. To that end, MMC's executive compensation program is designed to reinforce business strategies, reflect marketplace practices and dynamics, and provide cost and tax effective forms of remuneration. The Committee reviews the program regularly to consider and implement any changes necessary to achieve these ongoing objectives. MMC's philosophy regarding incentives and rewards is implemented through compensation policies and plans intended to enhance financial performance in a highly competitive marketplace, which includes competition from privately-held firms offering attractive equity ownership opportunities. In terms of compensation data, the Committee periodically reviews the levels of executive compensation from a number of general survey sources, with a focus on pay data available relating to professional talent among MMC's businesses. In addition, the Committee periodically evaluates chief executive officer compensation by comparing it to data developed from a selected group of 25-30 major corporations in professional services, diversified financial, banking and insurance sectors. This selective grouping is broader than the peer grouping in the Comparison of Cumulative Total Stockholder Return in order to obtain a meaningful representation of competitive compensation practices and levels for senior executive positions.

    The Chief Executive Officer of MMC heads a group of senior management officers, most of whom are executives of MMC's operating subsidiaries. These senior officers participate in various compensation plans and are paid in accordance with award guidelines and performance criteria that reflect overall MMC and individual operating unit performance. The plans, which include short-term and long-term elements, are intended to be retrospective, reflecting prior individual and organizational performance, as well as prospective, providing motivation and rewards for achieving future success. Such compensation is designed to reflect the combined annual and long-term performance of MMC, the operating subsidiary and the employee. Moreover, individual contributions by these executives are assessed in the context of a top management team that views itself as a professional partnership.

    Members of the senior management group of Putnam Investments, Inc. participate in a different compensation program, which is based on competitive practices in the investment management industry. In terms of annual incentives, these employees are eligible for bonuses that are determined based on the absolute and incremental profit of Putnam. With regard to long-term incentives, these employees are eligible to receive periodic awards of Putnam restricted stock and stock options with respect to Class B shares of Putnam. Since employees of Putnam participate in a separate compensation program, statistics included in the following sections of this report relating to the compensation of MMC's senior management group exclude Putnam employees.

SHORT-TERM COMPENSATION (SALARY AND ANNUAL INCENTIVE AWARDS)

    With regard to short-term compensation, salaries are reviewed annually, and increases are granted by the Committee on a discretionary basis in consideration of current individual and organizational performance, length of service, affordability and marketplace practices. Organizational performance refers to the business unit's success in achieving business objectives and addressing conditions affecting long-term growth and profits. For participants in the senior management compensation program, salaries are compared to the top quartile of the relevant marketplace, with aggregate annual cash compensation adjusted to reflect MMC's performance. Salaries accounted for 36% of total compensation (excluding stock options) in 1998 for MMC's senior management group.

    The size of the incentive award pool for senior management cash bonuses is based on earnings and reflects MMC's net operating income growth. However, the Committee may, in its sole discretion, authorize a payout of less than the full bonus pool, as it did for 1998. In this regard, a specific target level is not established for the award pool, nor, absent any contractual obligations, are minimum award levels guaranteed for bonus recipients. With respect to individual award determinations, such assessments by the Committee are largely judgmental, not formulaic, weighing the Chief Executive Officer's recommendation and evaluation as to the executive's managerial and professional role within the organization, relative contribution (compared with the internal peer group) to the firm's earnings growth, and marketplace compensation levels. For 1998, bonus awards at Putnam Investments, Inc. reflected continued exceptional financial performance of that business, while awards to executives in MMC's other businesses were, on average, seven percentage points above 1997 (as a percentage of salary). For MMC's senior management group, individual bonuses constituted 30% of total compensation (excluding stock options) for 1998.

LONG-TERM COMPENSATION (RESTRICTED STOCK, RESTRICTED STOCK UNIT AND STOCK OPTION
  AWARDS)

    It is the Committee's strongly held belief that the continuing success of MMC is dependent on the effectiveness of programs intended to retain and motivate its executives. Accordingly, long-term compensation is designed to recognize the individual's past and potential future contributions to the organization, and to link the executive's financial interests with those of stockholders by fostering stock ownership. Such equity ownership opportunities for MMC executives are made available through plans that provide for restricted stock, restricted stock unit and stock option grants. Moreover, in order to help promote retention of key talent through stock ownership that is at risk, ownership rights to restricted stock, restricted stock units and stock options are acquired over time. In addition, under voluntary deferral programs, a supplemental equity award with vesting requirements may be granted as an incentive for long-term stock ownership.

    Within this framework, absent a contractual obligation, the size of each executive's equity grants is determined at the sole discretion of the Committee. Such determinations include consideration of MMC's future profit performance expectations and the individual's organizational role, current performance and potential to contribute to the long-term success of MMC, as well as review and consideration of the competitive practices on which award guidelines are based. These considerations, and not prior stock-based awards or MMC stock ownership targets, determine the size of stock grants to individuals.

    Most members of MMC's senior management group are eligible to receive annual discretionary restricted stock grants on the basis described above. In 1998, such awards for this group accounted for 26% (including supplemental equity awards as described above) of total compensation (excluding stock options).

    A select number of participants from the executive group are also eligible for an annual discretionary grant of restricted stock units, which are deferred stock-based awards. The awards reflect MMC's earnings and growth, with individual grants based on the subjective factors outlined above including each executive's organizational level and performance. Historically, the grant value of individual awards has ranged from approximately 50% to 150% of the executive's cash bonus. Units earned are distributable in shares and generally vest after completion of three years of service from the date of grant. The restricted stock units granted in 1998 to MMC's senior management group made up 8% of total compensation (excluding stock options) for the year.

    Stock options are another equity element of senior management compensation. Members of the executive group are eligible for option grants on an annual basis. Such grants are made without reference to present holdings of unexercised options or appreciation thereon. The size of an individual grant reflects the factors discussed earlier including organizational level, performance and marketplace practices.

TAX CONSIDERATIONS

    As noted above, MMC's executive compensation program is designed to be cost and tax effective. The Committee's policy is to take actions that it deems to be in the best interest of MMC and its stockholders, recognizing, however, that payment of compensation may not in all instances qualify for tax deductibility because of the restrictions set forth in Section 162(m) of the Internal Revenue Code.

BASIS FOR CEO COMPENSATION

    Both the quantitative and qualitative criteria referenced above are applied in assessing the performance and determining the compensation of the Chairman and Chief Executive Officer of MMC, A.J.C. Smith. The current and long-term financial performance of MMC, information which is available to all MMC stockholders, are major factors in arriving at the compensation determinations made by the Committee relative to Mr. Smith. Consideration is also given to his leadership and influence on the long-term strength and performance of MMC.

    The annual base salary for Mr. Smith during 1998 was $1,200,000, unchanged since January 1, 1996. With regard to cash bonus, Mr. Smith participates in the same MMC annual incentive plan as MMC's senior management group. His 1998 cash bonus award under the plan was $1,500,000. Based on the previously referenced review of chief executive officer compensation for 1997 (latest data available), Mr. Smith's 1998 cash compensation was positioned at about the 40th percentile of the 1997 market survey group.

    In connection with long-term compensation, Mr. Smith was granted 12,000 shares of restricted stock in 1998 under terms previously described. In addition, Mr. Smith was granted 30,876 restricted stock units in connection with his 1997 cash bonus award, as well as 4,500 restricted stock units in lieu of a salary increase. He also received 27,142 restricted stock units for deferring receipt of vested shares of restricted stock. The combined value of his restricted stock and restricted stock unit grants was $3,795,930. Based on the data regarding chief executive officers described above, Mr. Smith's 1998 long-term compensation (including any long-term incentive plan payouts but excluding stock options) was at about the 90th percentile of the 1997 survey market. Mr. Smith was granted 300,000 stock options during 1998, and the size of this grant approximated the 75th percentile of the 1997 survey market.

    Total compensation for Mr. Smith, which includes all elements of pay from the Summary Compensation Table except stock option grants, was $6,564,330 in 1998. Based on the data from the comparison group referenced above, such compensation for Mr. Smith was at about the 65th percentile of the 1997 survey market.

      Lewis W. Bernard              Robert F. Erburu               Ray J. Groves

               COMPARISON OF CUMULATIVE TOTAL STOCKHOLDER RETURN

    The following graph compares MMC's cumulative total stockholder return on its common stock (assuming reinvestment of dividends) with the cumulative total return on the published Standard & Poor's 500 Stock Index and the cumulative total return on a Company-constructed composite industry index, consisting of Aon Corporation, Arthur J. Gallagher & Co., Franklin Resources, Inc. and T. Rowe Price Associates, Inc., over the five-year period from December 31, 1993 through December 31, 1998.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

              MMC      S&P 500   COMPOSITE INDUSTRY INDEX
1993             100        100                       100
1994             101        101                        91
1995             117        139                       141
1996             142        171                       190
1997             209        229                       307
1998             253        294                       270

Assumes $100 invested on December 31, 1993 with dividends reinvested.

           TRANSACTIONS WITH MANAGEMENT AND OTHERS; OTHER INFORMATION

    On September 4, 1998, MMC commenced a cash tender offer to acquire all of the capital stock of Sedgwick Group plc ("Sedgwick") for a total cash consideration of approximately $2.2 billion. The offer was declared unconditional on November 3, 1998 and the compulsory acquisition of all previously untendered Sedgwick shares was completed in February, 1999. Messrs. Riley and White-Cooper, as former stockholders of Sedgwick, received approximately $185,609 and $245,747, respectively, in exchange for their Sedgwick shares and received options to purchase 10,510 and 9,855 shares of common stock of MMC, respectively, pursuant to an election to rollover certain of their Sedgwick options. In connection with the acquisition of Sedgwick, on November 19, 1998 Messrs. Riley and White-Cooper were elected to the Board of Directors of MMC. Mr. Riley is also a member of the MMC International Advisory Board, whose members are currently paid $50,000 a year.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires MMC's directors and executive officers, and persons who own more than ten percent of the common stock of MMC, to file with the SEC and the New York Stock Exchange initial reports of beneficial ownership and reports of changes in beneficial ownership of common stock of MMC. Such persons are also required by SEC regulation to furnish MMC with copies of all Section 16(a) forms they file. To MMC's knowledge, based solely on a review of the copies of such reports furnished to MMC and written representations that no other reports were required, during 1998 all Section 16(a) filing requirements applicable to such individuals were complied with except for a report covering one transaction filed late by each of Mr. Greenberg and Mr. Sinnott.

          PROPOSED AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION

    The Board of Directors has approved an amendment to the first paragraph of Article FOURTH of MMC's Restated Certificate of Incorporation to increase the aggregate number of shares of MMC common stock which MMC is authorized to issue from four hundred million (400,000,000) to eight hundred million (800,000,000). MMC's authorized preferred stock of six million (6,000,000) shares will remain unchanged. The complete text of the proposed amendment is attached to this Proxy Statement as Exhibit A.

    As of February 26, 1999, MMC had 257,865,857 shares of common stock issued and outstanding and approximately 34,100,000 shares committed to be issued under MMC's various employee benefit and compensation plans. The remaining number of authorized shares of common stock available for issuance is approximately 108,034,143. By amending the Restated Certificate of Incorporation to authorize an additional 400 million shares of common stock, the Board of Directors would have available the number of shares necessary to meet MMC's future needs without experiencing the time delay of having to seek stockholder approval. The additional shares proposed to be authorized would be issuable from time to time for any corporate purpose, including stock splits, stock dividends, employee benefit and compensation plans, acquisitions and public or private sale for cash as a means of raising capital. MMC does not at this time have any understanding, arrangement or agreement pursuant to which any of the additional shares to be authorized would be issued.

    If approved by the stockholders, the proposed increase in the number of authorized shares of common stock could have the effect of making it more difficult for another party to gain control of MMC on an unfriendly basis, since MMC could issue such additional shares to a third party. MMC knows of no party with intentions of gaining control of MMC and MMC has no present plans for selling such shares in connection with such a situation. Rather, MMC believes that approval by MMC stockholders of the proposed amendment will provide the Board of Directors with flexibility and will enhance its ability to respond to various corporate opportunities which may arise in the future.

    Although the purpose of seeking an increase in the number of authorized shares of common stock is not intended for anti-takeover purposes, SEC rules require disclosure of charter, by-law and other provisions that could have an anti-takeover effect. These include: (i) a classified Board of Directors providing for three classes of directors serving three-year terms; (ii) Board authority to issue one or more series of preferred stock on terms to be designated by the Board of Directors, (iii) a fair price provision requiring a supermajority vote for certain business combination transactions involving a significant stockholder; (iv) a prohibition on stockholder actions by written consent; (v) an advance notice provision; and (vi) a stockholder rights plan.

    The amendment to Article FOURTH does not alter the rights and privileges of MMC's outstanding shares or the manner in which the Board of Directors may authorize the issuance of additional shares of common or preferred stock. Holders of MMC common stock have no preemptive rights and current stockholders would not have any preferential right to purchase any of the additional common shares.

    Under Delaware law, the favorable vote of the holders of a majority of the outstanding shares of MMC common stock will be required to adopt the proposed amendment. Unless otherwise directed in the proxy, the persons named in the proxy will vote FOR the proposal to amend MMC's Restated Certificate of Incorporation increasing the number of authorized shares of Common Stock.

             PROPOSAL TO APPROVE 1999 EMPLOYEE STOCK PURCHASE PLAN

    The Board of Directors of MMC has placed a proposal to approve the Marsh & McLennan Companies 1999 Employee Stock Purchase Plan (the "New Plan") on the agenda for the Annual Meeting. The New Plan, which is substantially identical to the 1994 Employee Stock Purchase Plan (the "1994 Plan"), is intended to replace the 1994 Plan after the end of the 1998-1999 offering period thereunder. The New Plan was adopted by MMC's Board of Directors at its meeting on March 18, 1999.

    The New Plan will be administered by the Compensation Committee of the Board of Directors. None of the members of the Compensation Committee may participate in the New Plan.

    The purpose of the New Plan is to provide eligible employees, including those who have been participants in the 1994 Plan, a convenient opportunity to purchase common stock of MMC through annual offerings financed by payroll deductions. Under the New Plan, a maximum of 20 million (20,000,000) shares of MMC common stock, plus the amount of shares (not to exceed 2.8 million) remaining in the 1994 Plan at the end of the 1998-1999 offering period thereunder, may be sold. All employees scheduled to work more than 20 hours per week with at least six months of service who are employed by MMC or a participating subsidiary will be eligible to participate in the New Plan. As of December 31, 1998, MMC and its subsidiaries had approximately 54,200 employees worldwide.

    Employees who elect to participate in the New Plan may have up to fifteen percent (15%) of their base compensation deducted from their pay and accumulated with interest until the end of the offering period. Participating employees may at any time withdraw from an offering and receive their contributions with interest. At the end of each offering period, each employee's accumulated payroll deductions plus interest will be applied to the purchase of up to twenty-five thousand dollars ($25,000) (based upon the undiscounted price as of the beginning of the offering period) worth of shares of MMC common stock. In addition, the maximum number of shares which a participating employee may purchase in any one offering period shall be the number of shares determined by dividing (i) such employee's annual base compensation as of the pay period immediately preceding the start of an offering period by (ii) the fair market value of a share of stock on such date.

    The price of such shares will be a price set by or on the basis of a formula determined by the Compensation Committee at the inception of the offering. Under the United States Internal Revenue Code and the New Plan, the price may not be less than the lesser of 85% of the fair market value of MMC common stock at either the beginning or the end of the offering period. The New Plan also provides that, in the event of a change in control (as defined in the New Plan), if the Compensation Committee determines that the operation or administration of the New Plan could prevent participating employees from obtaining the benefit of the timely exercise of their options under the New Plan, the New Plan may be terminated in any manner deemed by the Compensation Committee to provide equitable treatment to participating employees.

    The first offering under the New Plan will begin on October 1, 1999. Based upon their payroll deductions during the 1997-1998 offering period under the 1994 Plan, which ended on September 30,

1998, the following number of shares were purchased by the individuals listed in the table below at a dollar value based upon the undiscounted fair market value of $50.06 per share on such date:

                                                                                 DOLLAR VALUE    NUMBER OF
NAME AND POSITION                                                                     ($)        SHARES (#)
------------------------------------------------------------------------------  ---------------  ----------
A.J.C. Smith..................................................................   $      24,479          489
Jeffrey W. Greenberg..........................................................   $      24,479          489
Lawrence J. Lasser............................................................        --             --
Peter Coster..................................................................   $      24,479          489
John T. Sinnott...............................................................        --             --
All Executive Officers as a Group (11 individuals)............................   $     171,355        3,423
All Employees, including non-Executive Officers, as a Group...................   $  96,718,924    1,932,060

    For United States federal income tax purposes, an employee does not realize income at the time of entry into the New Plan or at the time a share is purchased. If no disposition of the stock is made within two years from the beginning of an offering period, and one year elapses from the date the share was transferred to the employee, upon subsequent disposition of the stock, ordinary income will be realized to the extent of the lesser of (i) the excess of the fair market value on the offering date over the option price or (ii) the excess of the net proceeds of sale over the price paid. Any further gain will be treated as capital gains. No income tax deduction will be allowed MMC for shares transferred to an employee, provided such shares are held for the required periods described above.

    If the shares are disposed of without satisfying both holding period requirements, ordinary income will be realized at the time of such disposition in an amount equal to the difference between the fair market value of the shares as of the time such shares were purchased and the purchase price of such shares. In addition, any difference between the disposition price and the fair market value of the shares as of the time the shares were purchased will be treated as capital gain or loss. MMC will be allowed a deduction in an amount equal to the ordinary income recognized by the participant.

    The affirmative vote of a majority of the shares of MMC common stock present or represented and entitled to vote at the Annual Meeting is required to approve the proposal set forth herein. Unless otherwise directed in the proxy, the persons named in the proxy will vote FOR the proposal to approve the New Plan.

          RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

    The Board of Directors, upon the recommendation of the Audit Committee, has selected the firm of Deloitte & Touche LLP, independent public accountants, to audit the financial statements of MMC for the fiscal year ending December 31, 1999. Deloitte & Touche LLP acted as MMC's independent public accountants for the fiscal year ended December 31, 1998. Representatives of Deloitte & Touche LLP will attend the Annual Meeting, will have an opportunity to make a statement if desiring to do so and will be available to answer any pertinent questions.

    The affirmative vote of a majority of the shares of MMC common stock present or represented and entitled to vote at the Annual Meeting is required to ratify the appointment of Deloitte &

Touche LLP. Unless otherwise directed in the proxy, the persons named in the proxy will vote FOR the ratification of Deloitte & Touche LLP.

                            SOLICITATION OF PROXIES

    The Board of Directors of MMC hereby solicits proxies for use at the 1999 Annual Meeting and at any adjournment thereof. Stockholders who execute a proxy may still attend the Annual Meeting and vote in person. A proxy may be revoked at any time before it is voted by giving to the Secretary of MMC, at MMC's principal executive offices indicated above, written notice bearing a later date than the proxy, by submission of a later dated proxy or by voting in person at the Annual Meeting. Executors, administrators, trustees, guardians, attorneys and other representatives should indicate the capacity in which they are signing and corporations should sign by an authorized officer whose title should be indicated. Mere attendance at the Annual Meeting will not revoke a proxy which was previously submitted to MMC.

    The cost of this proxy solicitation is borne directly by MMC. Georgeson & Company, Inc. has been retained to assist in the proxy solicitation at a fee of approximately $10,000, plus expenses. In addition to solicitation of proxies by mail, proxies may be solicited personally, by telephone and by facsimile by MMC's directors, officers and other employees. Such persons will receive no additional compensation for such services. MMC will also request brokers and other nominees to forward soliciting material to the beneficial owners of shares which are held of record by them, and will pay the necessary expenses.

                        STOCKHOLDER AND OTHER PROPOSALS

    Stockholders who wish to present a proposal and have it considered for inclusion in MMC's proxy materials for the 2000 Annual Meeting of Stockholders of MMC must submit such proposal in writing to MMC in care of the Secretary of MMC on or before November 30, 1999. Stockholders who wish to present a proposal at the 2000 Annual Meeting that has not been included in MMC's proxy materials must submit such proposal in writing to MMC in care of the Secretary of MMC and should note that any such notice received by the Secretary of MMC on or after March 24, 2000 shall be considered untimely under the provisions of MMC's bylaws governing the presentation of proposals by stockholders. In addition, the by-laws of MMC contain further requirements relating to the timing and content of the notice which stockholders must provide to the Secretary for any nomination or matter to be properly presented at a stockholders meeting.

By order of the Board of Directors,

/s/Gregory Van Gundy

Gregory Van Gundy
Secretary

                                                                       EXHIBIT A

                  PROPOSED AMENDMENT TO ARTICLE FOURTH OF THE
                    RESTATED CERTIFICATE OF INCORPORATION OF
                        MARSH & MCLENNAN COMPANIES, INC.
                      INCREASE IN AUTHORIZED CAPITAL STOCK

    Article FOURTH of the Restated Certificate of Incorporation is proposed to be amended by revising the first paragraph of Article FOURTH to read in its entirety as follows:

    FOURTH: The total number of shares of stock which the Corporation has the authority to issue is 806,000,000 of which 6,000,000 are shares of Preferred Stock with a par value of one dollar per share (hereinafter sometimes referred to as "Preferred Stock"), and 800,000,000 are shares of Common Stock with a par value of one dollar per share (hereinafter sometimes referred to as "Common Stock").

Marsh & McLennan Companies, Inc.
1166 Avenue of the Americas
New York, New York 10036-2774

PROXY                                                                      PROXY

                        MARSH & MCLENNAN COMPANIES, INC.

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                           FOR THE 1999 ANNUAL MEETING

      The undersigned hereby appoints A.J.C. Smith and Gregory Van Gundy proxies (each with power to act alone and with the power of substitution) of the undersigned to vote all shares which the undersigned would be entitled to vote at the annual Meeting of Stockholders of Marsh & McLennan Companies, Inc. to be held on Thursday, May 20, 1999 at 10:00 a.m. (New York City time) in the auditorium, 2nd Floor, 1221 Avenue of the Americas, New York, New York and at any adjournment thereof.


FOR PARTICIPANTS IN MARSH & McLENNAN COMPANIES STOCK INVESTMENT PLAN
This card also constitutes the confidential voting instructions of the participants in the Marsh & McLennan Companies Stock Investment Plan. By signing and returning this card, the undersigned directs Bankers Trust Company, Trustee under the Stock Investment Plan, to vote in person or by proxy all shares of stock of Marsh & McLennan Companies, Inc. (the "Company") allocated to the undersigned under said Plan upon all matters at the Annual Meeting of Stockholders of the Company on May 20, 1999 and at any adjournment thereof. Provided this card is received by May 14, 1999, voting rights will be exercised by the Trustee as directed or, if not specifically directed, FOR the items stated herein. Under the Plan, the Trustee shall vote all other shares in the same proportion as those shares for which it has received a signed instruction card.

                                             INSPECTORS OF ELECTION
                                             P.O. BOX 20190
                                             NEWARK, N.J.  07101-9758



1.    Election of Directors    FOR all nominees        WITHHOLD AUTHORITY to vote             FOR ALL
                               listed below   _____    for all nominees listed below  _____   EXCEPT   _____


Nominees: Jeffrey W. Greenberg, Stephen R. Hardis, The Rt. Hon. Lord Lang of Monkton, John D. Ong,
          Saxon Riley,  Adele Smith Simmons, A.J.C. Smith

INSTRUCTIONS:  TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE "FOR ALL EXCEPT" BOX
AND WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)
Exceptions
           -------------------------------------------------------------------------------------------------

2.    Adopt an amendment to the Restated Certificate of Incorporation increasing the number of authorized shares of common stock.

      FOR   _____                        AGAINST   _____                     ABSTAIN   ______

3.    Approval of Marsh & McLennan Companies 1999 Employee Stock Purchase Plan.

      FOR   _____                        AGAINST   _____                     ABSTAIN   ______

4.    Ratification of Deloitte & Touche LLP as auditors for 1999.

      FOR   _____                        AGAINST   _____                     ABSTAIN   ______

      THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN.  IF NO DIRECTIONS ARE
      MADE, THEY WILL BE VOTED FOR ITEMS 1, 2, 3 AND 4 AND ACCORDING TO THE DISCRETION OF THE PROXY HOLDERS
      ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT THEREOF.

                                                                            CHANGE OF ADDRESS AND
                                                                            OR COMMENTS MARK HEre     ____

                                                      Sign here as name(s) appear on card. The signer hereby
                                                      revokes all proxies heretofore given by the signer to
                                                      vote at said meeting or any adjournments thereof. If
                                                      signing for a corporation or partnership or as agent,
                                                      attorney or fiduciary, indicate capacity in which you
                                                      are signing.

                                                      Dated: _________________________________________, 1999

                                                      ______________________________________________________

                                                      ______________________________________________________


                                                      Votes must be indicated
                                                      (x) in Black or Blue ink.                     _____

PLEASE RETURN THS CARD PROMPTLY USING THE ACCOMPANYING ENVELOPE



                                                 MARSH & MCLENNAN COMPANIES, INC.
                                                1999 ANNUAL MEETING OF STOCKHOLDERS

-----------------------------------------------------------------------------------------------------------------------------------

                                               VOTE BY TELEPHONE OR INTERNET OR MAIL
                                                   24 HOURS A DAY, 7 DAYS A WEEK

--------------------------------------          -----------------------------------             -----------------------------------
               TELEPHONE                                      INTERNET
              800-650-1533               OR      HTTPS://PROXY.SHAREHOLDER.COM/mmc      OR                       MAIL
--------------------------------------          -----------------------------------             -----------------------------------
Use any touch-tone telephone to vote            Use the Internet to vote your                   Mark, sign and date your Proxy Form
your proxy. Have your Proxy Form in             proxy. Have your Proxy Form in hand             and return it in the postage-paid
hand when you call. You will be                 when you access the website. You                envelope we have provided.
prompted to enter your control number,          will be prompted to enter your
located in the box  below, and then             control number, located in the box
follow the simple directions.                   below, to create an electronic
                                                ballot.

----------------------------------------------------------------    ---------------------------------------------------------------
Your telephone or Internet vote authorizes the named proxies to     If you submitted  your proxy by telephone or the Internet there
vote your shares in the same manner as if you marked, signed and    is no need for you to mail back your Proxy Form
returned your Proxy Form.
----------------------------------------------------------------    ---------------------------------------------------------------



                                                                                                    CALL TOLL-FREE TO VOTE
                                                                                                   IT'S FAST AND CONVENIENT
                                                                                                         800-650-1533
                                                                                            ---------------------------------------

                                                                                                         CONTROL NUMBER
                                                                                                FOR TELEPHONE / INTERNET VOTING
                                                                                            ---------------------------------------

                              ^DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET^
-----------------------------------------------------------------------------------------------------------------------------------





                           Putnam Investments Inc. Profit Sharing Retirement Plan
                                      Confidential Voting Instructions

1.    Election of Directors    FOR all nominees        WITHHOLD AUTHORITY to vote             FOR ALL
                               listed below   _____    for all nominees listed below  _____   EXCEPT   _____


Nominees: Jeffrey W. Greenberg, Stephen R. Hardis, The Rt. Hon. Lord Lang of Monkton, John D. Ong,
          Saxon Riley,  Adele Smith Simmons, A.J.C. Smith

INSTRUCTIONS:  TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE "FOR ALL EXCEPT" BOX
AND WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)
Exceptions
           -------------------------------------------------------------------------------------------------

2.    Adopt an amendment to the Restated Certificate of Incorporation increasing the number of authorized shares of common stock.

      FOR   _____                        AGAINST   _____                     ABSTAIN   ______

3.    Approval of Marsh & McLennan Companies 1999 Employee Stock Purchase Plan.

      FOR   _____                        AGAINST   _____                     ABSTAIN   ______

4.    Ratification of Deloitte & Touche LLP as auditors for 1999.

      FOR   _____                        AGAINST   _____                     ABSTAIN   ______

      THE ALLOCATED SHARES WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED.  IF NO DIRECTIONS ARE MADE, THEY WILL
      BE VOTED FOR ITEMS 1, 2, 3 AND 4 AND ACCORDING TO THE DISCRETION OF THE TRUSTEES ON ANY OTHER MATTERS THAT MAY PROPERLY
      COME BEFORE THE MEETING OR ANY POSTPONEMENT THEREOF.

                                                      Sign here as name(s) appear on card. The signer hereby
                                                      revokes all instructions heretofore given by the signer
                                                      to vote at said meeting or any adjournments thereof. If
                                                      signing for a corporation or partnership or as agent,
                                                      attorney or fiduciary, indicate capacity in which you
                                                      are signing.

                                                      Dated: _________________________________________, 1999

                                                      ______________________________________________________

                                                      ______________________________________________________


                                                      Votes must be indicated
                                                      (x) in Black or Blue ink.                     _____

PLEASE RETURN THS CARD PROMPTLY USING THE ACCOMPANYING ENVELOPE


             PUTNAM INVESTMENTS, INC. PROFIT SHARING RETIREMENT PLAN

                     1999 ANNUAL MEETING OF STOCKHOLDERS OF
                        MARSH & McLENNAN COMPANIES, INC.

                             NOTICE TO PARTICIPANTS


      By signing and returning this card, the undersigned hereby directs the Trustees of the Putnam Investments, Inc. Profit Sharing Retirement Plan to vote in person or by proxy all of the shares of common stock of Marsh & McLennan Companies, Inc. (the "Company") allocated to the undersigned under the Plan upon all matters at the Annual Meeting of Stockholders of the Company, on May 20, 1999 and at any adjournment thereof. Information regarding the Annual Meeting is set forth in the enclosed Proxy Statement. Also enclosed is Marsh & McLennan's 1998 Annual Report.

      Please specify how your shares are to be voted by completing and signing the Confidential Voting Instructions on the reverse side hereof and returning them in the envelope provided. Your instructions to the Trustees will be kept confidential. Instructions must be received by May 14, 1999 in order for them to be tabulated for voting by the Trustees.

Very truly yours,

PUTNAM INVESTMENTS, INC.
  PROFIT SHARING RETIREMENT PLAN

Dated: March 31, 1999